Execution Copy

Exhibit 10.1

mutual Separation and Consulting Agreement

______________________________________________________________________________

THIS AGREEMENT made as of the 17th day of February, 2017, is entered into between:

MR. JEAN-FRANÇOIS HUC, residing and domiciled at 1000 Moncrieff Road, Mount Royal, Province of Quebec, H3R 3A4

(hereinafter referred to as “Mr. Huc”)

and

BIOAMBER CANADA INC., a corporation duly incorporated under the Canada Business Corporations Act, having its corporate office located at1250 Rene-Levesque West, Suite 4310, Montreal, QC H3B 4W8, represented for the purposes hereof by Raymond Land, Chairman of BIOAMBER INC., duly authorized as he so declares

(hereinafter referred to as the “Company”)

(hereinafter collectively referred to as the “Parties”)

WHEREAS the Company specializes in the development, production and sale of biobased specialty chemicals, namely succinic acid, butanediol and tetrahydrofuran (hereinafter referred to as the “Commercial Activities”);

WHEREAS Mr. Huc signed an Employment Agreement which is dated July 1, 2009 (hereinafter referred to as the “Employment Agreement”);

WHEREAS Mr. Huc is currently in the employment of the Company as its President and CEO;

WHEREAS Mr. Huc acted with diligence and loyalty towards the Company in the course of his employment;

WHEREAS the Parties mutually agreed that Mr. Huc would resign from his employment with the Company and all officer and director positions held with the Company, its parents, subsidiaries, and affiliates;

WHEREAS the Parties negotiated mutually agreeable terms in the scope of Mr. Huc’s exit from the Company;

WHEREAS Mr. Huc offered, during the aforesaid negotiations, to act as an independent consultant in order to perform an adequate transition of his role and functions;

WHEREAS under the circumstances, the Parties wish to set out hereinafter in writing the terms and conditions of Mr. Huc’s voluntary departure from the Company, including Mr. Huc’s continuing obligations towards the Company following the cessation of his employment, without any admission of liability or fault on the part of Mr. Huc or the Company (hereinafter referred to as the “Agreement”);

THE PARTIES MUTUALLY AGREE AS FOLLOWS:

A.	EMPLOYMENT TERMINATION
1.

In consideration of the conclusion of the present Agreement, the Parties agree that Mr. Huc’s employment with the Company will definitely end effective February 17th, 2017 (hereinafter referred to as the “Termination Date”).

2.	Up to and including the Termination Date, Mr. Huc must actively report to work and perform his duties in a positive, normal, regular, professional, faithful and diligent manner.
3.	The Company will provide to Mr. Huc his regular base salary, less applicable withholdings and deductions required by law, and fringe benefits up to the Termination Date.
4.

Mr. Huc will continue to accrue vacation pay up to the Termination Date and the Company will thereafter provide to Mr. Huc all accrued and outstanding pro-rated vacation pay as reflected on the Company’s record, less applicable withholdings and deductions required by law. This amount will be paid with the payroll following the Termination Date.

5.

Except as stated under clause 11 below, any and all entitlements that Mr. Huc may have under any Company stock option plan, grant agreement or award shall be governed by the terms of the applicable plans and contracts assuming a termination date on the Termination Date.

6.

Mr. Huc’s participation in the Company’s group insurance plan (except any disability coverage) will remain in effect for a period of six (6) months following the Termination Date, according to the current terms and conditions applicable to it and subject to approval by the insurer.

7.

Mr. Huc hereby resigns all officer and director positions held with the Company, its parents, subsidiaries, and affiliates, effective on the Termination Date, excluding Mr. Huc’s seat on the board of directors of BioAmber Inc., which Mr. Huc will retain until the 2019 annual meeting of stockholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal. Mr. Huc undertakes to sign and execute, without delay, any and all documents required in order to enforce this clause.

8.	The Parties will agree upon a communication plan addressed to the Company’s employees, shareholders, partners and customers that will thereafter be implemented by the Company.

9.

Mr. Huc is required to return by the Termination Date all Company property in his possession or control, including, without limitation, any files, data, information or documents, on any support whatsoever, office keys, passwords, and/or building security cards, unless otherwise indicated by the Company in writing.

B. SEVERANCE PAYMENTS AND CONDITIONS

10.	In consideration of this Agreement, including the Consulting Services (as defined below) and Mr. Huc’s past loyal services as an employee of the Company, upon the execution of this Agreement:
a.

The Company will provide to Mr. Huc a retiring allowance amounting to six hundred fifty-eight thousand and six hundred Canadian dollars ($658,600 CAD), less applicable deductions required by law under retiring allowance provisions, paid with the payroll following the Termination Date;

b.

The Company will provide to Mr. Huc a bonus payment for the year 2017 corresponding to 70% of his current base salary, namely four hundred sixty-one thousand and twenty Canadian dollars ($461,020 CAD), less applicable withholdings and deductions required by law, paid with the payroll following the Termination Date.

(hereinafter referred to as the “Retiring Allowance”)

11.

Notwithstanding clause 5 above and notwithstanding the terms of any applicable plans and contracts, Mr. Huc’s stock options, including restricted stock options, already granted as of the Termination Date will vest immediately and will remain exercisable for a period of five (5) years following the Termination Date.

12.	Except as specifically provided under this Agreement, Mr. Huc will not be paid any further salary, termination pay, fringe benefits, bonus, commission or any other type of compensation.
13.	It is a condition to this Agreement that the Board of Directors of the Company shall approve this Agreement.
B.	CONSULTING SERVICES
14.

Mr. Huc will provide non-exclusive consulting services to the Company on a five (5) day per month basis, directly or through an entity controlled by him. These Consulting Services include, without limitation, assisting the Company’s designated representatives with the transition of Mr. Huc’s role and functions and with the negotiation of ongoing potential transactions, and coaching his successor (hereinafter referred to as the “Consulting Services”).

15.	The Consulting Services will be performed for a period of six (6) months following the Termination Date, unless terminated earlier in accordance with this Agreement (hereinafter referred to as the “Period of Services”). The Period of Services may be extended in writing by the Parties.
16.

In return for the Consulting Services, the Company will pay to Mr. Huc (or to an entity controlled by him, if applicable) a monthly consulting fee of twenty thousand U.S. dollars (US$20,000), plus applicable taxes. This monthly consulting fee will be paid within fifteen (15) days after the completion of each month of Consulting Services, upon presentation of an invoice by Mr. Huc which shall include the detail of the consultation time performed by Mr. Huc during the previous month and his G.S.T./Q.S.T. registration numbers.

17.

In providing the Consulting Services as an independent contractor, pursuant to the terms of this Agreement, Mr. Huc shall have full discretion as to the manner of providing the Consulting Services, but shall render the Consulting Services in accordance with the highest professional standards expected in the circumstances, including with diligence and loyalty. During the Period of Services, Mr. Huc shall be restricted from being involved, in any capacity whatsoever, directly or indirectly, in any activity, for any organization or person, involved in the Commercial Activities.

18.

If Mr. Huc fails or neglects to perform the Consulting Services in accordance with this Agreement, the Company shall then be entitled to terminate the Consulting Services immediately, without affecting the Company’s other rights and recourses in relation with such failure or negligence, including without limitation an action in damages.

19.

Mr. Huc shall be responsible for providing the equipment and tools that are necessary to perform the Consulting Services. The Company will however assist Mr. Huc with the setup of the required softwares on his personal computer.

20.

Mr. Huc may perform the Consulting Services at hours determined by him. He is not required to report to the Company’s offices or to attend the Company’s premises except when expressly requested by the Company to do so.

21.	Mr. Huc may not assign the Consulting Services to any other person.
22.

During the Period of Services, the Company is retaining Mr. Huc as an independent contractor, and not as an agent, employee, director or partner of the Company. As such, Mr. Huc is not an employee of the Company, and nothing in this Agreement shall be construed so as to neither make him an employee of the Company nor impose any liability on the Company as would arise from any employer-employee relationship.

23.	This consulting relationship represents a new relationship between the Parties and not a continuation of any previous relationship between the Parties.
24.

Mr. Huc will be responsible for submitting payments to the appropriate offices for applicable statutory contributions, including Employment Insurance, Quebec Pension Plan, Canada Pension Plan, Quebec Health Tax and Quebec Parental Insurance Plan, and taxes, including provincial and federal income taxes and G.S.T./Q.S.T.

25.

Notwithstanding the foregoing, either the Company or Mr. Huc may terminate the Consulting Services, at any time, for any reason, with at least thirty (30) days prior written notice of such termination to the other party which shall not extend passed the six (6) month period provided under clause 15 hereinabove. In case of termination of the Consulting Services in accordance with the foregoing, Mr. Huc will provide to the Company his final invoice for the Consulting Services performed until the termination date of the Consulting Services. No further consulting fees shall be paid by the Company thereafter.

26.	It is understood and agreed that any termination of the Consulting Services hereunder, for any reason, shall not reduce or cancel the additional covenants under section C below.
C.	ADDITIONAL COVENANTS
27.	It is a fundamental condition of this Agreement and for the Retiring Allowance payments that Mr. Huc agrees and fully complies with the following additional covenants.
28.	The Parties acknowledge the Company’s legitimate interest in protecting its confidential information, clients and prospective clients.
29.	Mr. Huc agrees to remain bound indefinitely by the covenants of intellectual property provided under article 7 of the Employment Agreement.
30.	Mr. Huc agrees to remain bound by the covenants of confidential information provided under article 11.1 of the Employment Agreement.
31.

Mr. Huc undertakes indefinitely to not disparage the Company, or its parents, subsidiaries, or affiliates, or act in any manner that would be harmful to their image or reputation.  With respect to this clause 31, the Company will be entitled to claim any damages from Mr. Huc.

32.

During the Period of Services and for a period of twelve (12) months thereafter, Mr. Huc will not, without the prior written consent of the Company, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or jointly with any other person and in any capacity whatsoever:

a.

solicit, intervene with, encourage or otherwise attempt to enjoin any employee, representative or consultant of the Company or its parents, subsidiaries, or affiliates, to leave their employment or cease to provide services to them. For the purposes of this paragraph the expression “employee, representative or consultant of the Company or its parents, subsidiaries, or affiliates” shall be deemed to include anyone who was employed by the Company or its parents, subsidiaries, or affiliates or with whom they were bound by a service contract in the six (6) months preceding the Termination Date;

b.

be involved or interested in any of the Commercial Activities within the territories in which the Company and its affiliates do business, namely the countries of United States of America and Canada; or

c.

be involved or interested, anywhere in the world, in any of the Commercial Activities within or for the benefit of DSM, Roquette, Reverdia, Myriant, Succinity, Genomatica, Mitsubishi Chemical Corporation, CJ CheilJedang Corporation, GranBio and BASF.

It is understood and agreed that the covenants under this clause 32 shall replace and supersede the covenants provided under article 11.2 of the Employment Agreement.

33.

The Parties agree that the additional covenants listed above are separate and distinct. If one or more of the restrictions is found to be unenforceable by a court, the Parties agree that the remaining restrictions may survive and be enforced.

34.

If Mr. Huc breaches any of the additional covenants under this section C (except for a breach of clause 31), the Consulting Services will terminate immediately, and Mr. Huc agrees to reimburse any and all Retiring Allowance payments already received as a penalty for such breach, which penalty provision shall not affect the Company’s other rights and recourses in relation with such breach, including without limitation the injunctive relief.

D.	RELEASE AND DISCHARGE
35.

In consideration of the Agreement, subject to the fulfillment by the Company and the Company Group of all their obligations pursuant to this Agreement and in connection with Mr. Huc’s stock options and other convertible securities, Mr. Huc forever fully releases and discharges the Company, and its parent companies, subsidiaries, divisions, affiliates and associated companies, and each of their respective shareholders, directors, officers, managers, agents, employees, and representatives, regardless of the period during which they held these positions (hereinafter collectively and/or individually designated as the “Company Group”) in regard to any right, action, complaint, recourse, demand, damage or claim of any nature whatsoever, known or unknown, and, including any right or claim related to his employment or to the termination of his employment with the Company which Mr. Huc has, had, or may in future have against the Company or the Company Group.

36.

Mr. Huc further acknowledges that this Agreement also covers all sums of money owing by way of compensatory indemnity or wages in lieu of notice of termination of employment, severance pay, contractual or extra-contractual damages, salary, bonus, commissions, incentive pay or plan, stock option or stock purchase plan, allowances, vacation pay, holiday pay, pension plan or retirement plan contributions, group insurance contributions or any other claim of any nature whatsoever which is, was, or may in future be owing to Mr. Huc by the Company or the Company Group by virtue of any law (including the Charter of human rights and freedoms, the Civil Code of Québec, the Act Respecting Labour Standards, the Act Respecting Industrial Accidents and Occupational Diseases and the Act Respecting Occupational Health and Safety), contract (including the Employment Agreement), policy, plan, regulation, decree, or practice whatsoever.

37.	In consideration of the Agreement, subject to the fulfillment by the Company and the Company Group of all their obligations pursuant to this Agreement and in connection with

Mr. Huc’s stock options and other convertible securities, Mr. Huc forever fully renounces to any right, action, complaint, demand, damage, claim or recourse of any nature whatsoever, known or unknown, before any judicial or quasi-judicial tribunal or government or statutory entity whatsoever that Mr. Huc has, had or may in future have against the Company or the Company Group, which includes any right or claim related to his employment or to the termination of his employment with the Company.

38.

In consideration of the Agreement, subject to the fulfillment by Mr. Huc of all his obligations pursuant to this Agreement, the Company, on its behalf and on behalf of the Company Group, forever fully releases and discharges Mr. Huc in regard to any right, action, complaint, recourse, demand, damage or claim of any nature whatsoever, known or unknown, and, including any right or claim related to his employment or to the termination of his employment with the Company or to his involvement as a director and officer of any entity comprised within the Company Group which the Company or the Company Group has, had, or may in future have against Mr. Huc.  In consideration of the Agreement, subject to the fulfillment by Mr. Huc of all his obligations pursuant to this Agreement, the Company, on its behalf and on behalf of the Company Group, forever fully renounces to any right, action, complaint, demand, damage, claim or recourse of any nature whatsoever, known or unknown, before any judicial or quasi-judicial tribunal or government or statutory entity whatsoever that the Company has, had or may in future have against Mr. Huc, which includes any right or claim related to Mr. Huc’s employment or to the termination of his employment with the Company or to his involvement as a director and officer of any entity comprised within the Company Group.

E.	MISCELLANEOUS
39.	The preamble forms an integral part of this Agreement.
40.	The Parties undertake to keep confidential at all time the content of this Agreement as well as the negotiations leading to such Agreement, except if otherwise required by law.
41.	The Agreement is the entire agreement between the Parties and supersedes any and all oral and written agreements or discussions between the Parties.
42.

In the event that it is determined, in any legal proceeding, that any provision of this Agreement is invalid or unenforceable, it will be deemed to be severed from the remainder of this Agreement for the purpose only of the particular proceeding.  This Agreement will, in every other respect, continue in full force and effect.  The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part of any provision hereof.

43.

The Parties acknowledge that the present Agreement constitutes a transaction within the meaning of Articles 2631 and following of the Civil Code of Quebec, and binds the heirs, liquidators, successors and assigns of the Parties. The Parties understand and agree that the Agreement shall not be construed as an admission of liability on the part of the Company, the Company Group or Mr. Huc.

44.

The Parties acknowledge that they were given sufficient time to study and revise the terms, conditions, nature and scope of the present Agreement and that they were given sufficient time to seek independent legal advice.

45.

After having been satisfied that the present Agreement is fair and reasonable, the Parties acknowledge having signed freely, voluntarily, without duress and after just consideration, the present Agreement.

46.	The Parties herein requested that this document be drafted in English. Les Parties aux présentes ont requis que le présent document soit rédigé en anglais.

IN TESTIMONYWHEREOF the Parties hereinafter mentioned have signed:

_/s/ Jean-François Huc__________________ Mr. Jean-François Huc Date: February 17, 2017________________ Place: _Montreal, Quebec_______________	BIOAMBER CANADA INC. Per: __/s/ Raymond Land___________________ Mr. Raymond Land, Chairman, BioAmber Inc. Date: February 17, 2017__________________ Place: Montreal, Quebec__________________

The undersigned, BioAmber Inc., a Delaware corporation, represented for the purposes hereof by Mr. Raymond Land, Chairman of the Board, duly authorized as he so declares, hereby acknowledges having taken cognizance of this Agreement and agrees to be bound, on its behalf and on behalf of its subsidiaries, by the terms and conditions provided at Section 38 of this Agreement as if it were a party to this Agreement.

BIOAMBER INC.

Per:

/s/ Raymond Land___________________

Raymond Land, Chairman of the Board